Exhibit 7.1

Unaudited computation of ratio of earnings to fixed charges

	Year ended 31 March
Under UK GAAP (unaudited)	2003	2002	2001	2000	1999
	£'million	£'million	£'million	£'million	£'million
Fixed charges
Interest payable	1,123	971	1,156	405	90
Add: One third of rental expense	155	114	82	117	58
Add: Preference dividends	85	94	91	62	—

	1,363	1,179	1,329	583	148

Earnings
(Loss)/Income on ordinary activities before taxation	(6,208)	(13,539)	(8,086)	1,351	935
Less: Share of income/(loss) in joint ventures and associated undertakings	(156)	(1,457)	(550)	(185)	116
Less: Share of net interest payable of joint ventures and associated undertakings	(295)	(342)	(327)	(51)	(18)

	(5,757)	(11,740)	(7,209)	1,587	837
Add: Fixed charges	1,363	1,179	1,329	583	148
Add: Cash received from associated undertakings and joint ventures	742	139	353	236	3
Less: Preference dividends	(85)	(94)	(91)	(62)	—

UK GAAP Earnings	(3,737)	(10,516)	(5,618)	2,345	989

Ratio of earnings to fixed charges	(2.7)	(8.9)	(4.2)	4.0	6.7

Deficiency between fixed charges and earnings	(5,100)	(11,695)	(6,947)	—	—

Under US GAAP (unaudited)	Year ended 31 March
	2003	2002	2001	2000	1999
	£'million	£'million	£'million	£'million	£'million

Fixed charges
Interest payable	1,123	971	1,156	405	90
Add: One third of rental expense	155	114	82	117	58
Add: Preference dividends	85	94	91	62	—

	1,363	1,179	1,329	583	148

Earnings
(Loss)/Income on ordinary activities before taxation	(6,208)	(13,539)	(8,086)	1,351	935
Less: Share of income/(loss) in joint ventures and associated undertakings	(156)	(1,457)	(550)	(185)	116
Less: Share of net interest payable of joint ventures and associated undertakings	(295)	(342)	(327)	(51)	(18)

	(5,757)	(11,740)	(7,209)	1,587	837
UK/US GAAP adjustments (a)
Less: Goodwill amortisation charge of subsidiary companies	(6,179)	(7,288)	(3,034)	(113)	(38)
Add: Exceptional items	405	—	—	—	—
Add: Connection income	16	(15)	(54)	—	—
Add: Reorganisation costs	—	—	84	25	—
Add: Profit/(loss) on sale of businesses	—	(85)	—	1	2
Less: Other	(53)	(36)	(87)	(9)	(4)

	(11,568)	(19,164)	(10,300)	1,491	797

Add: Fixed charges	1,363	1,179	1,329	583	148
Add: Cash received from associated undertakings and joint ventures	742	139	353	236	3
Less: Preference dividends	(85)	(94)	(91)	(62)	—

US GAAP Earnings	(9,548)	(17,940)	(8,709)	2,249	949

Ratio of earnings to fixed charges	(7.0)	(15.2)	(6.6)	3.9	6.4

Deficiency between fixed charges and earnings	(10,911)	(19,119)	(10,038)	—	—

(a) For discussion of significant differences between UK GAAP and US GAAP and a reconciliation of net income between amounts calculated under UK GAAP and those estimated under US GAAP, see Note 37 to the accounts included herein.